                 AMENDMENT NO. 2 TO INVESTMENT ADVISORY AGREEMENT


     This Amendment No. 2 to the Investment Advisory Agreement (the "Agreement") dated February 12, 2001, as amended on January 22, 2007, by and between Massachusetts Financial Services Company (the "Adviser") and Met Investors Advisory Corp. (a predecessor to MetLife Advisers, LLC) (the "Manager"), with respect to the MFS Research International Portfolio, a series of Met Investors Series Trust, is entered into effective the 12th day of November, 2009.

     WHEREAS  the  Agreement   provides  for  the  Adviser  to  provide  certain
investment advisory services to the Manager, for which the Adviser is to receive agreed upon fees; and

     WHEREAS the Manager and the Adviser desire to make certain changes to the Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Manager and the Adviser hereby agree that the Agreement is amended as follows:

         1. Schedule A of the Agreement hereby is amended to change the Adviser's fee to the following:



                                                                 Percentage of average daily net assets
     ------------------------------------------------------ ----------------------------------------------------
     MFS Research International Portfolio                   0.550% of first $200 million of such assets plus
                                                            0.500% of such assets over $200 million up to $500
                                                            million plus 0.450% of such assets over $500
                                                            million up to $1 billion plus 0.400% of such
                                                            assets over $1 billion up to $1.5 billion plus
                                                            0.300% of such assets over $1.5 billion
     ------------------------------------------------------ ----------------------------------------------------

         2. All other terms and conditions of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the 12th day of November, 2009.

METLIFE ADVISERS, LLC                         MASSACHUSETTS FINANCIAL
                                              SERVICES COMPANY


By: /s/ Jeffrey A. Tupper                By:  /s/ Authorized Officer
    --------------------                      ----------------------
    Authorized Officer                        Authorized Officer